Exhibit 15.1

Disclosure of Mine Safety and Health Administration (“MSHA”) Safety Data

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934 that operate mines regulated under the Mine Act. CEMEX’s U.S. quarry and mining operations are subject to MSHA regulation under the U.S. Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects the Company’s quarries and mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation. Citations or orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed or vacated.

In January 2012, the SEC issued final rules and regulations implementing the mine safety disclosure requirements of Section 1503(a) of the Dodd-Frank Act. Pursuant to those rules and regulations, we have provided the information below for mining operations in the United States only. The Dodd-Frank Act and the implementing rules and regulations thereunder do not apply to mining and quarry operations outside the U.S.

The information in the table below reflects citations and orders MSHA issued to various U.S. subsidiaries of the Company during the year ended December 31, 2023. The data was compiled primarily from the data maintained on MSHA’s public website, the Mine Data Retrieval System (“MDRS”), as of January 30, 2024. In evaluating this information, consideration should also be given to factors such as: (i) the number of citations and orders may vary depending on the size and operation of the mine, (ii) the number of citations issued may vary from inspector to inspector and mine to mine, and (iii) citations and orders may be contested and appealed, and in that process, may be reduced in severity and amount, and may be dismissed or vacated.

Mine ID number(1)	Mine or Operating Name	Section 104 Significant and Substantial Citations (2)	Section 104(b) Orders (3)	Section 104(d) Citations and Orders (4)	Section 110(b)(2) Violations(5)	Section 107(a) Orders(6)	Total dollar value of MSHA assessments proposed(7)	Total number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) yes/no	Received Notice of Potential to Have Pattern under section 104(e) yes/no

4102885	Balcones Plant	11	0	0	0	0	51040	0	no	no

4100994	Balcones Quarry	2	0	0	0	0	27,205	0	no	no

0405701	Black Mountain Quarry	12	0	0	0	0	58,462	0	no	no

0800800	Brooksville Cement Plant	0	0	0	0	0	906	0	no	no

0800024	Brooksville Quarry	2	0	0	0	0	1520	0	no	no

0801287	Brooksville South Cement Plant	23	1	2	0	1	353,345	0	no	no

0103539	Brierfield	0	0	0	0	0	693	0	no	no

0402763	Cache Creek Quarry	0	0	0	0	0	3394	0	no	no

0200988	CEMEX - 19th Ave	0	0	0	0	0	286	0	no	no

0200758	CEMEX - Bullhead	0	0	0	0	0	752	0	no	no

0202606	CEMEX - Camp Verde	0	0	0	0	0	429	0	no	no

0200717	CEMEX - Casa Grande	0	0	0	0	0	501	0	no	no

0202896	CEMEX - Coolidge	0	0	0	0	0	429	0	no	no

0201249	CEMEX - Globe / Bixby	1	0	0	0	0	673	0	no	no

0202851	CEMEX -Gray Mountain	0	0	0	0	0	143	0	no	no

2600789	CEMEX - Paiute Pit	0	0	0	0	0	143	0	no	no

0202849	CEMEX - Prescott / Fain	1	0	0	0	0	2936	0	no	no

Mine ID number(1)	Mine or Operating Name	Section 104 Significant and Substantial Citations (2)	Section 104(b) Orders (3)	Section 104(d) Citations and Orders (4)	Section 110(b)(2) Violations(5)	Section 107(a) Orders(6)	Total dollar value of MSHA assessments proposed(7)	Total number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) yes/ no	Received Notice of Potential to Have Pattern under section 104(e) yes/no

0202062	CEMEX - Sierra Vista	0	0	0	0	0	143	0	no	no

0202753	CEMEX - West Valley	0	0	0	0	0	143	0	no	no

0800750	Center Hill Mine	2	0	0	0	0	788	0	no	no

0400173	Clayton Plant	0	0	0	0	0	1199	0	no	no

0900053	Clinchfield Plant	16	0	1	0	0	77,374	0	no	no

0801271	Davenport Sand Mine	0	0	0	0	0	857	0	no	no

0100016	Demopolis Plant Cemex Inc	20	0	0	0	0	169,349	0	no	no

0401891	Eliot Plant	0	0	0	0	0	835	0	no	no

0800519	FEC Quarry	2	0	0	0	0	1013	0	no	no

0801035	Inglis Quarry	0	0	0	0	0	143	0	no	no

4000840	Knoxville Cement Plant	8	0	1	0	0	54,604	0	no	no

0801015	Krome Quarry	0	0	0	0	0	143	0	no	no

0402843	Lapis Plant	0	0	0	0	0	2830	0	no	no

0500344	Lyons Cement Plant Cemex Inc	3	0	0	0	0	61,011	0	no	no

0800046	Miami Cement Plant	29	0	0	0	0	121,808	0	no	no

0404140	Moorpark Quarry	4	0	0	0	0	2191	0	no	no

0400281	Victorville Cement Plant	12	0	0	0	0	17,359	0	no	no

(1)

The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, and tools. MSHA assigns an identification number to each mine or operation and may or may not assign a separate identification number to related facilities. The information provided in this table is presented by mine identification number.

(2)

Represents the total number of citations issued by MSHA for violation of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated. It should be noted that for purposes of this table, S&S citations that are included in another column, such as Section 104(b) citations, are not also included as Section 104 S&S citations in this column.

(3)

Represents the total number of orders issued, which represents a failure to abate a citation under section 104(a) within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

(4)	Represents the total number of citation and orders issued by MSHA for unwarrantable failure to comply with mandatory health or safety standards.

(5)	Represents the total number of flagrant violations identified.

(6)	Represents the total number of imminent danger orders issued under section 107(a) of the Mine Act.

(7)	Amounts represent the total dollar value of proposed assessments received from MSHA on the MDRS and do not necessarily relate to the citations or orders issued by MSHA during the period or to the pending or resolved legal actions reported below. Specific orders or citations may not have had proposed assessments on the MDRS as of the date identified above, and as a result, those citations or orders not yet assessed are not included in this column.

The table below sets forth the total number of reportable legal actions for the twelve months ended December 31, 2023.

Mine ID Number	Mine or Operating Name	Legal Actions Pending as of Last Day of Period (#)(8)						Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
		Contests of Citations / Orders (9)	Contests of Proposed Penalties (9)	Complaints for Compensation	Complaints of Discharge / Discrimination / Interference	Application for Temporary Relief	Appeals to FMSHRC

4100994	Balcones Quarry	7	7	0	0	0	0	7	0

0103539	Brierfield	0	0	0	0	0	0	1	1

0801287	Brooksville South Cement Plant	61	61	0	1	0	0	61	62

0800024	Brooksville Quarry	0	0	0	0	0	0	0	3

4104827	Chico Quarry	0	0	0	0	0	0	0	7

4000840	Knoxville Cement Plant	2	2	0	0	0	0	2	0

0800046	Miami Cement Plant	0	0	0	0	0	0	3	3

(8)

Pending legal actions before the Federal Mine Safety and Health Review Commission (the “Commission”) as required to be reported by Section 1503(a)(3) of the Dodd-Frank Act. This data represents legal action activity as derived from the MDRS on the date identified above

The following provides additional information regarding the types or categories of proceedings that may be brought before the Commission.

A	Contest Proceedings - a contest proceeding may be filed with the Commission by an operator to challenge the issuance of a citation or order issued by MSHA;

B	Civil Penalty Proceedings - a civil penalty proceeding may be filed with the Commission by an operator to challenge a civil penalty MSHA has proposed for a violation contained in a citation or order;

C

Compensation Proceedings - a compensation proceeding may be filed with the Commission by miners entitled to compensation when a mine is closed by certain closure orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation if any, due to miners idled by the orders;

D (i)

Discrimination Proceedings – a discrimination proceeding involves a miner’s allegation that he or she has suffered adverse employment action because he or she engaged in activity protected under the Mine Act, such as making a safety complaint;

(ii)

Temporary Reinstatement Proceedings – a temporary reinstatement proceeding involves a case in which a miner has filed a complaint with MSHA stating that he or she has suffered discrimination and the miner has lost his or her position;

E	Applications for Temporary Relief-applications for temporary relief of any order issued under Section 104; and

F	Appeals of judges’ decisions or orders to the FMSHRC.

(9)

Contests pending as of year-end on the MDRS, but which are subsequently vacated, are not included in any reports on the MDRS. Citations that are final and then reopened are also not included in reports on the MDRS. As a result, discrepancies may appear between the prior reporting year’s “Legal Actions Pending as of Last Day of Period” and “Legal Actions Resolved During Year” for current reporting period.